Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-59598, 333-62022 and 333-88086) and the Registration Statement on Form S-3 (No. 333-69646) of Kindred Healthcare, Inc. of our report dated March 4, 2004 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Louisville, Kentucky
March 12, 2004